Exhibit 10.2

GENERAL RELEASE OF DAVID W. CRANE

1.             Pursuant to and in accordance with the terms of my Employment Agreement with NRG Energy, Inc. dated December 4, 2008, as amended (the “Agreement”), NRG Energy, Inc. shall provide me with the payments and benefits (the “Severance Payment”) set forth on Exhibit A hereto and incorporated herein by reference.  As consideration for the Severance Payment, I on behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever RELEASE and DISCHARGE NRG ENERGY, INC., its subsidiaries and affiliates and their officers, directors, agents, employees, representatives, successors and assigns (hereinafter, collectively called the “Company”), from any and all claims and causes of action which I have or may have from the beginning of my employment with the Company to the date of this General Release, including, but not limited to, and claims or causes of actions arising out of or relating in any way to my employment with the Company, the termination of my employment or the termination of the Agreement, and I agree that I will not in any manner institute, prosecute or pursue any complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action against the Company that are covered by this GENERAL RELEASE.

2.             Notwithstanding the foregoing, expressly excluded from this RELEASE are any claims or causes of action which I may have (i) seeking enforcement of my rights under the Agreement, including, without limitation, Sections 6, 7 and 27 thereof, or any other plan, policy or arrangement of the Company, (ii) seeking to obtain contribution as permitted by applicable law in the event of the entry of judgment against me as a result of any act or failure to act for which both I and the Company are held to be jointly liable, (iii) arising out of or relating in any way to acts or omissions after the date of this GENERAL RELEASE or otherwise not covered by this GENERAL RELEASE, and (iv) which cannot be waived by law. I shall also retain the right to seek indemnification from the Company, to the extent permitted under applicable law and Section 7 of the Agreement.

3.             I understand and agree that, except as specifically provided above, this GENERAL RELEASE is a full and complete waiver of all claims including any claims relating to my employment with the Company, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury and emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Rehabilitation Act of 1973, as amended, the Equal Pay Act of 1963, Section 1981 of the Civil Rights Act of 1866, any of the Delaware State employment, discrimination or wage payment laws, the Fair Labor Standards Act of 1938, as amended, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, as amended, claims arising from any legal restrictions on the Company’s right to terminate employees (including, without limitation, claims arising under various contract, tort, public policy or wrongful discharge theories under any federal, state or local law, or under the federal Worker

Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law), and any claims for attorney’s fees or costs.

4.             I understand that I have received or will receive, regardless of the execution of this GENERAL RELEASE, all amounts due to me pursuant to Sections 6(d) and 7 of the Agreement. I further understand and agree that the Company will not provide me with any additional payments or benefits under the Agreement (including, without limitation, payments under Section 6(a) of the Agreement) unless I execute this GENERAL RELEASE. In consideration of the execution of this GENERAL RELEASE, I will receive additional payments and benefits specified in Section 6(a) of the Agreement and under any other agreement with the Company which provides for payments of benefits upon a termination of my employment without Cause within the meaning of Section 5(a) of the Agreement.  For the avoidance of doubt, I will also receive (i) a Solar Award payment in May, 2016 of $680,000 (reduced by applicable withholding taxes) due in accordance with the terms of the Solar Award Plan (ii) tax preparation services from Ayco for the 2015 and 2016 tax years (in 2016 and 2017), not to exceed a cost of $24,000, (iii) continued vesting of my 2015 Long Term Incentive awards in accordance with their terms, and (iv) reimbursement, in an amount not to exceed $10,000, for my reasonable attorneys’ fees incurred in connection the review, negotiation and advice of this GENERAL RELEASE.

5.             In addition, and in further consideration of the foregoing, I acknowledge and agree that if I hereafter discover facts different from or in addition to those which I now know or believe to be true that this GENERAL RELEASE shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. I understand that this GENERAL RELEASE does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended, which arise after the date I sign this GENERAL RELEASE.

6.             As part of my existing and continuing obligation to the Company, I have returned or, within seven (7) days of my termination will return to the Company all Confidential Information and Third Party Information (as such terms are defined in the Agreement) in accordance with the terms of the Agreement. I affirm my obligation to keep all Confidential Information confidential and not to disclose it to any third party as required by Section 9 of the Agreement and affirm that the provisions of sections 10 and 11 of the Agreement shall survive the termination of my employment and the termination of the Agreement in accordance with the terms of those Sections.   Notwithstanding the forgoing, the Company agrees that, (A) unless it consents to an earlier termination in writing, the provisions of Sections 11(a) and 11(b) of the Agreement shall (i) not apply at all to any purchaser of the Company’s “green assets”, (ii) other than as stated in clause (i), apply completely until April 4, 2016, and (iii) after April 4, 2016 and until Sections 11(a) and 11(b) expire on January 4, 2017, not apply to any entity whose principal business is green, renewable or sustainable energy, and (B) the terms of Section 11(b) of the Agreement shall not apply to any employee whose employment was terminated by the Company or its affiliates prior to the date of the solicitation and hiring.

7.             I agree not to disclose, either directly or indirectly, any information whatsoever regarding (i) any of the terms or the existence of this GENERAL RELEASE and my benefits under the Agreement, or otherwise, or (ii) any other claim I may have against the Company, to any person or organization, including but not limited to members of the press and media, present and former employees of the Company, companies who do business with the Company; or other members of the public. Notwithstanding the preceding sentence, I may reveal such terms of this GENERAL RELEASE and the Severance Payment to my spouse, accountants or attorneys or as are necessary to comply with a request made by the Internal Revenue Service, as otherwise compelled by applicable law or regulation, or by a court or agency of competent jurisdiction, as allowed and/or required by law.

8.             This GENERAL RELEASE shall be governed by the laws of the State of Delaware.

9.             This GENERAL RELEASE contains the entire agreement between the Company and me with respect to any matters referred to in this GENERAL RELEASE and shall supersede any all other agreements, whether written or oral, with respect to such matters. I understand and agree that this GENERAL RELEASE shall not be deemed or construed at any time as an admission of liability or wrongdoing by either myself or the Company. Notwithstanding the foregoing, it is understood and agreed that my termination will be treated for all purposes as a termination without Cause for purposes of Section 6(a) of the Agreement and that I shall be entitled to all payments and benefits under the Agreement consistent with such a termination.

10.          If any one or more of the provisions contained in this GENERAL RELEASE is, for any reason, held to be unenforceable, that holding will not affect any other provision of this GENERAL RELEASE, but, with respect only to the jurisdiction holding the provision to be unenforceable, this GENERAL RELEASE shall then be construed as if such unenforceable provision or provisions had never been contained therein.

11.          Before executing this GENERAL RELEASE, I obtained sufficient information to intelligently and voluntarily exercise my own judgment about the terms of the GENERAL RELEASE. The Company has informed me in writing to consult an attorney before signing this GENERAL RELEASE, if I wish.

12.          I also understand for a period of seven (7) days after I sign this GENERAL RELEASE, I may revoke this GENERAL RELEASE and that the GENERAL RELEASE will not become effective until seven (7) days after I sign it, and only then if I do not revoke it. In order to revoke this GENERAL RELEASE, I must deliver, or cause to be delivered, to Jennifer Wallace, Senior Vice President, Human Resources by First Class mail, pdf - Jennifer.wallace@nrg.com or facsimile - 713-537-4214, by no later than seven (7) days after I execute this GENERAL RELEASE, a letter stating that I am revoking it.

13.          My severance and other termination benefits under the Agreement will be paid in accordance with the terms of the Agreement. If I choose to revoke this GENERAL

RELEASE within seven (7) days after I sign it, such benefits will not be due and payable, and the GENERAL RELEASE will have no effect.

14.          If I fail to comply with my agreement not to institute, prosecute or pursue any complaints, claims, charges, liabilities, claims for relief, demands suits or causes of actions against the Company (except as set forth in Section 2 of this GENERAL RELEASE above, including, without limitation, any claims or causes of actions I may have as a result of any acts or omissions that occur after the date of this GENERAL RELEASE), or if I materially and willfully fail to comply with the terms of Section 5, 6 and 7 of this GENERAL RELEASE, I will forfeit the additional payments and benefits due under the Agreement and the Company shall have the right to recoup from me (which I agree to promptly repay) any payments or benefits already paid or provided hereunder, whether paid or provided under the terms of this GENERAL RELEASE or otherwise.

EMPLOYEE’S ACCEPTANCE OF GENERAL RELEASE

BEFORE SIGNING MY NAME TO THIS GENERAL RELEASE, I STATE THAT: I HAVE READ IT; UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. EXCEPT FOR THE MATTERS EXPRESSLY STATED IN THIS GENERAL RELEASE, THE COMPANY HAS NEITHER MADE ANY REPRESENTATION NOR OFFERED ME ANY INDUCEMENT TO SIGN THIS GENERAL RELEASE.

By:	/s/ David W. Crane

David W. Crane

Date:	January 4, 2016

Agreed to and accepted:

NRG ENERGY, INC.

By:	/s/ Howard Cosgrove
Howard Cosgrove Board Chairman

Exhibit A

Exhibit A — Separation Payments/Benefits

Name:	CRANE,DAVID W
Title:	CHAIRMAN & CEO
Demographics
Base Salary	$1,300,000	Termination
AIP Target	125.0%	without Cause
		Section 6(a) of Employment Agreement
Adj Service Date	12/1/2003
Term Date	1/4/2016
Service as of Term	12.1
DOB	1/26/1959
Age as of Term	56.9
Retiree Eligible	Yes

General Severance		6(a)(ii)(A)
Severance $ (2X Base Salary)	$2,600,000	No later than Feb. 18, 2016

2015 AIP		6(d)(ii)
2015 Time in Plan	100.0%
Estimated Performance	42.5%
2015 Amount	$690,625	Approximation - to be finalized and paid in March 2016

2016 AIP		6(a)(ii)(B)
2016 Time in Plan Proration	0.8%
50% Reduction per Agreement	50.0%
2016 Amount	$6,500	Payable in March 2017

Outstanding Equity		6(a)(ii)(C)
Treatment	Forfeiture of all unvested equity, except 2015 grant

The LTIP grant documents control.
Per the Company’s LTIP program, the 2015 grant will continue to vest per the terms of the grant because Crane meets retirement eligibility (at least 10 years of service and at least 55 years of age).

COBRA		6(a)(ii)(D)
Benefit	Full COBRA for 18 months	Executive would cease getting this benefit within the 18 months if he found other employment that offered similar benefits in that time period (6(a)(iv.) Paid monthly in arrears.

Solar LTI

Solar LTI plan payout	$680,000	The second and final payment from the Solar LTI plan, payable in May 2016.